CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL, AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE MARKED [***].

Exhibit 10.2

AMENDMENT II
TO
SHELTER PLAN SERVICE AGREEMENT DATED JUNE 10, 2014

THIS AMENDMENT II entered into by and between CARDIVA MEDICAL, INC., a Delaware corporation (“CLIENT”), and OFFSHORE INTERNATIONAL, INCORPORATED, an Arizona corporation DBA TETAKAWI, ("TETAKAWI").

RECITALS

I.TETAKAWI and CLIENT are parties to certain Shelter Plan Service Agreement dated June 10, 2014, and its Amendment I dated November 4, 2019 (collectively the “Agreement”).

II.Under the Agreement, CLIENT currently conducts its manufacturing operations in Building 37 located in TETAKAWI’S Roca Fuerte Industrial Park (the “Park”) in Guaymas, Sonora, Mexico.

III.CLIENT has requested and TETAKAWI has agreed to provide additional space in the Park by way of the construction of one (1) new building in the Park, per the terms of this Amendment II. TETAKAWI is willing to perform such duties related to the construction of such building, subject to CLIENT’S commitments and obligations under the Agreement, as modified by this Amendment II.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

AGREEMENT

1.Expansion of Building.

TETAKAWI has agreed to construct and CLIENT has agreed to occupy an expansion of Building 37 to be built adjoining its current building, located in Tract 10, Lot 2 (such expansion, “Building 38”), which expansion shall be connected with and have the same address as Building 37. TETAKAWI’s standard site and floor plan and specifications for Building 38 (the “Standard Building Plans”) are attached as Exhibit A-1 to this Amendment II.

A.Construction.

(i)In consideration of CLIENT’S promises in this Amendment II, TETAKAWI agrees that it will construct or cause the construction of Building 38, which will be used by CLIENT in carrying out its operations under the Agreement, as amended by this Amendment II. TETAKAWI anticipates that Building 38 will be substantially complete within seven (7) months after the commencement of construction (such seven (7) month date is referred to hereinafter as the "Estimated Substantial Completion Date"). TETAKAWI will use all reasonable efforts to achieve Substantial Completion (as defined below) of Building 38 on or before the Estimated Substantial Completion Date. Building 38 will be deemed substantially complete, and the Facilities Fee and Park Maintenance Fee (each as modified by this Amendment) will be payable to TETAKAWI, when all permits, licenses and consents required under applicable law for the construction, occupancy and use of Building 38 have been granted on a permanent basis and CLIENT is able to conduct its "building fit up" in the production area, including air line and other equipment installation in the Production Area (“Substantial Completion”, and the date on which acceptance is given shall be the “Substantial Completion Date”). If Substantial Completion occurs more than 90 days after the Estimated Substantial Completion Date (the “Grace Period”), TETAKAWI will pay CLIENT $[***] for each week of delay after the end of the Grace Period for TETAKAWI to achieve Substantial Completion. CLIENT acknowledges and agrees that the Substantial Completion Date may occur sooner than seven (7) months after the commencement of construction and, that the Facilities Fee and Park Maintenance Fee (each as modified by this Amendment) will be payable upon Substantial Completion, even if the Substantial Completion is prior the Estimated Substantial Completion Date.

(ii) TETAKAWI will deliver to CLIENT the Standard Building Plans (the “Building Plans”) within ten (10) business days after Effective Date. CLIENT will be entitled to review and make changes to the Building Plans within fifteen (15) business days after receipt. Any changes to the Building Plans, including any costs associated therewith, must be mutually acceptable to CLIENT and TETAKAWI, and the aforementioned completion dates shall be adjusted, if necessary.

(iii) CLIENT agrees to pay, at the time and in a manner reasonably agreed with TETAKAWI, the increased cost of any changes to the Building Plans that are incorporated into Building 38 at the request of CLIENT. CLIENT and TETAKAWI understand and agree that a change order requested by CLIENT to the Building Plans may affect the Substantial Completion Date. CLIENT and TETAKAWI therefore will mutually agree in advance to an extension to the Substantial Completion Date, as required, for any change to the Building Plans that affects such dates.

(iv) CLIENT acknowledges and agrees that TETAKAWI’S covenant to have Building 38 constructed is dependent on execution of this Amendment II, including Exhibit A-1 thereto, and CLIENT'S written approval (the "Plans Approval") of the construction of Building 38 pursuant to the Building Plans, as amended to incorporate any changes that are acceptable to the parties or specified by CLIENT in accordance with this Agreement. TETAKAWI will commence construction or cause it to be commenced within fifteen (15) business days after TETAKAWI’S receipt of the Plans Approval from CLIENT.

B.Certain Covenants.

(i)CLIENT acknowledges and agrees that, in consideration of CLIENT'S covenants in this Amendment II, TETAKAWI will hold Building 38 exclusively for CLIENT'S occupancy upon the completion of its construction, and, as a result thereof, will or may forego other opportunities to allocate Building 38 for use by third parties. CLIENT further acknowledges that TETAKAWI would not construct Building 38 or make it available to CLIENT if CLIENT had not requested it to do so, and if CLIENT had not agreed to use the Building 38 in accordance with the Agreement, as amended by this Amendment II. As such, on the Substantial Completion Date, the CLIENT agrees to begin the process of expanding its manufacturing operation into Building 38.

(ii)CLIENT agrees to install and maintain, at its own responsibility, cost and expense, the necessary environmental, health and safety measures, including fire suppression measures, in order for Building 38 to be at all times compliant with applicable Mexican environmental, health and safety laws and regulations.

C.Completion Procedure.

(i)TETAKAWI will provide CLIENT with a written notice (the "Completion Notice") of substantial completion of construction of Building 38 at least ten (10) business days prior to completion, which notice shall include a certification that Substantial Completion has occurred and identify any items that still need to be completed. Within five (5) business days after the date of CLIENT'S receipt of a Completion Notice, the parties will perform a "walk through" inspection of Building 38 for the purpose of confirming that Substantial Completion has occurred and identifying those finishing touches and other items (collectively the "Punch List Items") that remain to be completed. TETAKAWI will correct or will cause to be corrected the Punch List Items, if any, as soon as practicable after the "walk through" inspection.

(ii)If CLIENT fails to participate in a "walk through" inspection, CLIENT will be deemed to have accepted Building 38 as suitable for its use and in accordance with the Building Plans. If CLIENT begins use of Building 38 for whatever purpose, regardless of whether a walk-through inspection has been performed, Building 38 will be deemed to have been accepted by CLIENT as suitable for its use and in accordance with the Building Plans. CLIENT will be provided a minimum of two (2) weeks’ prior notice of Building 38 availability for walk through and allowed one (1) working week to complete the walk through.

2.Extended Agreement Term.

Starting on the Substantial Completion Date of Building 38, CLIENT and TETAKAWI agree that the new term of the Agreement shall be extended for seven (7) years from the Substantial Completion Date (“Extended Term”). As such, TETAKAWI’S and CLIENT’S rights and obligations under the Agreement, as amended herein, regarding the Mexican Facility (as defined below) shall commence on the Substantial Completion Date and continue throughout the Extended Term.

3.Specific Amendments.

As of the Substantial Completion Date (as defined in this Amendment), the Agreement is hereby amended as follows:

A.Article V, Paragraph (A)(i) is amended by deleting “US$[***]” and replacing it with “US$[***]”.
B.Article V, Paragraph (A)(ii) is amended by deleting “US$[***]” and replacing it with “US$[***]”.
C.The term “Mexican Facility” as used throughout the Agreement shall be defined to include Building 37 and Building 38 as well as any other building occupied by CLIENT in the Park.
D.Article VII, Paragraph (A) is deleted in its entirety and replaced with the following:

“A. The term of this Agreement commences on the Effective Date and ends on the seventh anniversary of the Substantial Completion Date (as defined in this Amendment), unless terminated or extended in accordance with this Agreement.”

E.Article VII, Paragraph (C) is amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“If CLIENT requests early termination of this Agreement for convenience, it shall continue to pay the Facilities Fees until the earlier of (a) the midpoint of the period between the effective date of termination and the expiration of the Extended Term or (b) or the date on which a substitute tenant of the Mexican Facility is found and commences to use the Mexican Facility on terms acceptable to TETAKAWI.”

CLIENT acknowledges and agrees that there is a shortage of workers in the Guaymas/Empalme region. As such, CLIENT agrees to adhere to TETAKAWI’S recommendations for limiting/reducing worker turnover, in the understanding that TETAKAWI does not guarantee to CLIENT the recruitment and hiring of any workers needed by CLIENT for its expansion project into Building 38.

4.Fire Suppression System.

CLIENT and TETAKAWI agree that a third-party service provider will install in Building 38 the Fire Suppression System approved by CLIENT. Due to the fact that starting on the Substantial Completion Date CLIENT will be in full control of Building 38 and because CLIENT will own and will be completely responsible for all assets located inside Building 38, CLIENT shall, at its sole cost and expense, maintain in good order, condition, and repair the Fire Suppression System. Upon CLIENT’s written request and at CLIENT’S sole responsibility, cost, and expense, TETAKAWI agrees to assist CLIENT in seeking and coordinating the necessary third-party service providers needed to maintain the Fire Suppression System in good order, condition, and repair.

CLIENT hereby expressly and specifically forever release and discharges TETAKAWI and its affiliates from, of and for, and hereby waives and surrenders, any and all claims, counterclaims, demands, suits, actions, causes of actions, liabilities, obligations, damages, injuries, of any nature or kind whatsoever, including claims for personal injury or property damage, plus any and all costs, fees and expenses, including reasonable attorney’s fees, whether arising at law or in equity, under the common law, federal, state, local or other law (including Mexican law), in any manner relating to or arising from the Fire Suppression System installed or to be installed on Building 38, whether or not related to the operation, functionality, performance or reliability of the Fire Suppression System or the supply, volume, flow or pressure of water to the Fire Suppression System or otherwise (collectively “Claims”).

CLIENT expressly agrees for itself, and on behalf of its successors, assigns and insurers, as the case may be, that as a condition of TETAKAWI agreeing to coordinate the installation of the Fire Suppression System as well as to assist CLIENT, upon CLIENT’S written request, in seeking and coordinating the necessary third-party service providers needed to maintain the Fire Suppression System in good order, condition, and repair, CLIENT warrants, covenants and represents that it will commence no Claims against TETAKAWI or its affiliates which shall, in any way or manner whatsoever relate to the Fire Suppression System, its operation, functionality, performance or reliability, or the amount, quantity, quality, supply, pressure, volume or flow of the water provided to or intended for use by the Fire Suppression System. It is the express intention of CLIENT that this paragraph shall constitute and serve as a full, comprehensive and final general release of TETAKAWI and its affiliates from all such Claims, which are as of this date inherently unknown and unliquidated.

5.Defined Terms.

All words and phrases defined in the Agreement and not otherwise defined in this Amendment II shall have the meanings ascribed to such words and phrases in the Agreement.

6.Miscellaneous.

A.Force Majeure.

No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Amendment, due to a complete failure in performing any term of this Amendment (except for any obligations to make payments to the other party hereunder), when and to the extent such party's (the "Impacted Party") failure is caused by or results from the following force majeure events "Force Majeure Event(s)": (a) acts of God; (b) flood, fire, earthquake, epidemics or explosion; (c) war, invasion, hostilities, terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of the Agreement; (f) national or regional emergency; (g) strikes; (h) shortage of adequate power; and (i) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give written notice within 15 days of the Force Majeure Event to the other party, stating the specific reasons preventing its performance and the period the occurrence is expected to continue. The Impacted Party shall use commercially reasonable best efforts to attempt to mitigate or diminish the effects of the Force Majeure Event on the other party or parties to this Amendment. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the Impacted Party is TETAKAWI, the CLIENT must continue to pay all invoices during the period between the occurrence of the Force Majeure Event and the removal of the cause, provided TETAKAWI continues to perform, either in whole or in part, its services pursuant to this Amendment and the amounts of such invoices shall be reduced to reflect any reduction in, or limitation to, the services rendered by TETAKAWI hereunder. In the event that the Impacted Party's failure remains uncured for a period of 60 consecutive days following written notice given by it under this Section, either party may thereafter terminate the Agreement upon thirty 30 days' written notice, which termination will be deemed a termination for cause by the terminating party. Such notice shall specify in detail the events constituting Force Majeure and must be accompanied by a detailed calculation of and contain a payment for all amounts due and payable under the Agreement to the other party through and including the effective time of the termination. The non-terminating party, if it does not agree with the calculation and believes the amount of payment submitted by the terminating party to be less than amounts actually due to it under the Agreement, shall so notify the terminating party of its disagreement in writing but may retain the tendered payment as a partial payment toward the amount due from the terminating party. For the avoidance of doubt, if CLIENT elects to terminate the Agreement due to a Force Majeure Event, CLIENT will have to make all payments due to TETAKAWI up until the moment of effective termination of the Agreement, including Severance Payments, without any discounts, deductions or any other compensation that might apply.

B.HVAC and electrical system in Building 38.

The Mexican Facility will have HVAC system and the electrical system described in Exhibit A-1. CLIENT represents and warrants that its manufacturing operations and other non-manufacturing activities inside the Mexican Facility after Substantial Completion are suitable to and will not stress the HVAC and electrical systems currently in place at the Mexican Facility. To the extent CLIENT intends to increase its manufacturing operations and other non-manufacturing activities inside the Mexican Facility after Substantial Completion and such increases i) would stress or exceed the capacity of the HVAC system (e.g., increased thermal load, increased air extraction, etc.) at the Mexican Facility, ii) would stress or exceed the capacity of the electrical system at the Mexican Facility, or both, CLIENT agrees to notify and meet with TETAKAWI prior to increasing its manufacturing operations and other non-manufacturing activities to determine whether any replacements, modifications or adaptations may be required to the HVAC system and electrical system at the Mexican Facility. CLIENT agrees to pay for the technical studies required for purposes of determining whether any replacements, modification or adaptations of the HVAC system or electrical system, or both, are required. TETAKAWI and CLIENT agree to select the HVAC contractor and electrical system contractor that will perform the required technical study from a list of up to three contractors per subject matter (i.e., three HVAC contractors and three electrical system contractors) that will be provided by TETAKAWI to CLIENT. If the technical study determines that such replacements, modifications or adaptations are required, CLIENT agrees to pay for such replacements, modifications or adaptations reasonably necessary to handle CLIENT’S manufacturing operations and other activities at the Mexican Facility.

C.The terms and conditions of the Agreement shall continue in full force and effect, except to the extent amended herein. In the event of a conflict between the Agreement and this Amendment II, this Amendment II shall control. This Amendment II may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

7.Entire Agreement.

    Except as expressly provided hereby, all of the terms and provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by the parties. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Agreement or for any purpose except as expressly set forth herein. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Agreement as amended by this Amendment.

[SIGNATURES FOLLOW ON NEXT PAGE]

The parties execute this Amendment II in multiple original counterparts on the dates set forth beneath their respective signatures, with the intent that it becomes effective as per the latest date of signature below (“Effective Date”).

OFFSHORE INTERNATIONAL, INC., an Arizona corporation		CARDIVA MEDICAL, INC., a Delaware corporation

By:	/s/ Elsa Sfurza	By:	/s/ James C. D’Arecca
Printed Name:	Elsa Sfurza	Printed Name:	James C. D’Arecca
Its:	EVP & CFO	Its:	CFO
Date:	August 3, 2022	Date:	August 2, 2022